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                                                                    EXHIBIT 99.6

                        CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

September 3, 1999

Board of Directors
Chartwell Re Corporation
Four Stamford Plaza
107 Elm Street
Stamford, CT 06902

Re: Registration Statement to be filed on September 7, 1999 of Trenwick Group Inc. relating to the common stock, par value $0.10 per share, being registered in connection with the merger of Chartwell Re Corporation with and into Trenwick Group Inc.

Gentlemen:

Reference is made to our opinion letter dated June 21, 1999 with respect to the fairness from a financial point of view to the holders (excluding Trenwick, as defined below, or any of its subsidiaries) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Chartwell Re Corporation (the "Company") of the exchange ratio of 0.825 shares of common stock, par value $0.10 per share, of Trenwick to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of June 21, 1999, between Trenwick Group Inc. ("Trenwick") and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "The Merger -- Background of the Merger", "The
Merger -- Chartwell Reasons for the Merger; Recommendation of the Chartwell Board of Directors" and "The Merger -- Opinion of Chartwell's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
---------------------------------------------------------
    (Goldman, Sachs & Co.)